Exhibit 99


          SHONEY'S, INC. ANNOUNCES DISMISSAL OF SHAREHOLDER LAWSUIT


Nashville, TN, April 1, 2002 -- Shoney's, Inc. (OTC Bulletin Board: SHOY) announced today that the individual plaintiff in litigation filed relating to the Company's pending merger had voluntarily dismissed the lawsuit. An order dismissing the lawsuit was signed today by Nashville, Tennessee Circuit Judge Walter Kurtz.

The litigation had been filed on February 26, 2002, relating to the Company's pending merger with LSF4 Acquisition, LLC, an affiliate of Lone Star Funds.

In announcing the dismissal, Shoney's, Inc. Chairman William M. Wilson said, "We said at the time of the filing we believed the claims to be without merit and that we intended to defend the lawsuit vigorously. We are obviously pleased that, after additional investigation, the plaintiff determined there was no merit to the case and chose to terminate the litigation."

The lawsuit had alleged, among other things, a breach of fiduciary duty on the part of the directors in connection with the proposed merger of Shoney's and LSF4. The lawsuit had sought class certification and certain forms of equitable relief, including enjoining the consummation of the merger. No class was ever certified.

A special meeting of Shoney's shareholders is scheduled on April 10, 2002, at which time the shareholders will vote on the proposed merger. If the merger is approved, Shoney's shareholders will receive $0.36 per share in cash. Definitive proxy materials with respect to the meeting were mailed on March 11, 2002 to all shareholders of record on March 5, 2002.

Shoney's, Inc. is headquartered in Nashville, Tennessee. As of February 17, 2002, Shoney's, Inc. owned, operated and franchised 935 restaurants in 28 states, including 522 Company-owned and 413 franchised restaurants, under the names Shoney's Restaurants and Captain D's Seafood Restaurants. Shoney's, Inc. stock currently is traded on the OTC Bulletin Board under the symbol "SHOY".

CERTAIN STATEMENTS IN THIS RELEASE ARE "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL FORWARD LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES WHICH, IN MANY CASES, ARE BEYOND THE CONTROL OF THE COMPANY AND COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENTS, OR TO MAKE ANY OTHER FORWARD LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. FURTHER INFORMATION ON FACTORS WHICH COULD AFFECT THE COMPANY'S FINANCIAL RESULTS IS CONTAINED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE ABILITY OF MANAGEMENT TO IMPLEMENT SUCCESSFULLY ITS STRATEGY FOR IMPROVING SHONEY'S RESTAURANTS PERFORMANCE, THE ABILITY TO EFFECT ASSET SALES CONSISTENT WITH THE PROJECTED PROCEEDS AND TIMING EXPECTATIONS, THE RESULTS OF PENDING LITIGATION, ADEQUACY OF MANAGEMENT PERSONNEL RESOURCES, SHORTAGES OF RESTAURANT LABOR, COMMODITY PRICE INCREASES, PRODUCT SHORTAGES, ADVERSE GENERAL ECONOMIC CONDITIONS, TURNOVER AND A VARIETY OF OTHER FACTORS.